QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

OPINION OF COUNSEL

August 29, 2001

MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    This opinion is rendered in connection with the filing by MSC.Software Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 2,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") to be issued pursuant to the MSC.Software Corporation 2001 Stock Option Plan (the "Plan").

    We have examined such appropriate records of the Company and other documents as we have deemed pertinent as a basis for this opinion.

    Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that when the Shares are issued and paid for in accordance with any appropriate action or authorization by the Board of Directors of the Company and with the provisions of the Plan and the relevant agreements relating to the options issued by the Company under the Plan, the Shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                      Respectfully submitted,
                      O'MELVENY & MYERS LLP

QuickLinks

OPINION OF COUNSEL